Exhibit 99.1

Amicus Therapeutics Announces Second Quarter 2022
Financial Results

1H22 Galafold® Revenue of $159.4M, reflecting 11% Sales Growth with Operational Growth of 18%, Partly Offset by Currency Headwinds of 7%

On-Track to Deliver Full-Year Double-Digit Revenue Growth of 15-20%

at Constant Exchange Rates

Advancing U.S. and EU Regulatory Reviews and Launch Preparations

for AT-GAA in Pompe Disease

3 Newly Issued U.S. Composition of Matter Patents for Galafold

Add to Growing U.S. Patent Portfolio

Conference Call and Webcast Today at 8:30 a.m. ET

PHILADELPHIA, PA, Aug. 4, 2022 – Amicus Therapeutics (Nasdaq: FOLD), a patient-dedicated global biotechnology company focused on developing and commercializing novel medicines for rare diseases, today announced financial results for the quarter ended June 30, 2022.

Bradley Campbell, President and Chief Executive Officer of Amicus Therapeutics, Inc., stated, “Through the first half of the year and into the third quarter, we have gained great momentum towards achieving our key strategic priorities for 2022. We are pleased by the continued global uptake of Galafold and continued patient demand, which is driving strong operational growth in-line with our 2022 guidance. We are focused on gaining regulatory approvals of AT-GAA for people living with Pompe disease around the world. Importantly, we are poised for the anticipated successful launch of AT-GAA and continue to believe in the potential of this treatment regimen to become the new global standard of care in Pompe disease. These efforts, together with our careful management of expenses and the financial strength of our business, uniquely position Amicus to deliver sustainable value for shareholders while upholding our mission for people living with rare diseases.”

Corporate Highlights

•	Global revenue for Galafold® (migalastat) in the first half of 2022 was $159.4M, reflecting 11% growth with operational growth of 18% offset by currency headwinds of 7%. Second quarter sales of $80.7 million represented a year-over-year increase of 13% at constant exchange rates (CER)[1]. Second quarter reported revenue growth was 4% given significant currency headwinds of $6.7 million, or 9%.

(in thousands)	Three Months Ended June 30,		Year over Year % Growth		Six Months Ended June 30,		Year over Year % Growth
	2022	2021	As Reported	at CER[1]	2022	2021	As Reported	at CER[1]
Galafold Net Product Revenues	$80,731	$77,413	4%	13%	$159,446	$143,815	11%	18%

•	Galafold U.S. intellectual property estate strengthened following the issuance of 17 new patents this year. The Galafold U.S. intellectual property portfolio now includes 44 orange book listed patents, 28 of which provide protection through at least 2038, including 3 newly issued composition of matter patents.

•	AT-GAA regulatory reviews progressing and pre-launch activities underway. In the U.S., the Food and Drug Administration (FDA) extended the Prescription Drug User Fee Act (PDUFA) action dates to August 29, 2022, for the New Drug Application (NDA) and October 29, 2022, for the Biologic License Application (BLA), reflective of the two components of AT-GAA. The Company continues to expect the FDA to approve the applications together by the October 29, 2022, action date. In the EU, the Committee for Medicinal Products for Human Use (CHMP) opinion is expected in late 2022.

•	Expanded access programs in place to meet the growing demand for AT-GAA across multiple countries. In France, the National Agency for the Medicines and Health Products Safety (ANSM) granted the first reimbursed access to AT-GAA under their compassionate access (“Accès Compassionnel”) program. In the U.K., under the Early Access to Medicines Scheme (EAMS) multiple physicians have requested access across the leading Pompe centers in the country. Additional expanded access programs are in place in Germany and Japan with multiple Pompe patients participating in each.

•	Amicus announces a program to explore next-generation pharmacological chaperones for Fabry disease through academic research collaboration agreement with the Spanish National Research Council (CSIC) and the University of Seville. This new collaboration will search for innovative glycomimetics with optimal activity and pharmacokinetic properties. Lead compounds will be selected based on their potential for greater potency, expanded number of amenable mutations, and optimal dosing.

•	Company leadership transition complete. As of August 1, 2022, Bradley Campbell transitioned to the role of President and Chief Executive Officer of Amicus. John F. Crowley has transitioned to the role of Executive Chairman of Amicus for a two-year term, after which he is expected to continue as the non-executive Chairman of the Board.

•	On track to achieve non-GAAP profitability[2] in 2023. Through careful management of expenses, based on current operating models, the Company is on the path to achieve profitability in 2023, as it executes on the global expansion of Galafold and prepares for the global launch of AT-GAA.

Second Quarter 2022 Financial Results

•	Total revenue in the second quarter 2022 was $80.7 million, a year-over-year increase of 4% from total revenue of $77.4 million in the second quarter of 2021. On a constant currency basis, second quarter 2022 total revenue growth was 13%. Reported revenue was offset by a negative currency impact of $6.7 million, or 9%.

•	Cash, cash equivalents, and marketable securities totaled $386.8 million at June 30, 2022, compared to $482.5 million at December 31, 2021.

•	Total GAAP operating expenses of $133.1 million for the second quarter 2022 increased as compared to $107.9 million for the second quarter 2021.

•	Total non-GAAP operating expenses of $119.2 million for the second quarter of 2022 increased as compared to $93.5 million in the second quarter of 2021, reflecting non-recurring expenses related to the reprioritization of the gene therapy portfolio.[3]

•	Net loss was $62.2 million, or $0.21 per share, compared to a net loss of $51.2 million, or $0.19 per share, for the second quarter 2021.

2022 Financial Guidance

•	For the full-year 2022, the Company anticipates total Galafold revenue of $350 million to $365 million at constant exchange rates[1]. Double-digit revenue growth between 15 and 20% at CER[1] in 2022 is expected to be driven by continued underlying demand from both switch and treatment-naïve patients, geographic expansion, the continued diagnosis of new Fabry patients and commercial execution across all major markets, including the U.S., EU, U.K., and Japan. Applying average July 2022 exchange rates, the negative currency impact on full-year 2022 Galafold reported sales would be approximately 9%.

•	Non-GAAP operating expense guidance for the full-year 2022 is $470 million to $485 million, driven by continued investment in the global Galafold launch, AT-GAA clinical studies and pre-launch activities, in addition to certain non-recurring costs for manufacturing to support the global launch of AT-GAA and committed obligations for the gene therapy portfolio. In 2023, Amicus expects non-GAAP operating expense at a level below 2021.[4]

Anticipated 2022 Milestones by Program

Galafold (migalastat) Oral Precision Medicine for Fabry Disease

•	Sustain double-digit revenue growth in 2022 of $350 million to $365 million at CER

•	Continue geographic expansion

•	Registry and other Phase 4 studies ongoing

AT-GAA for Pompe Disease

•	U.S. Prescription Drug User Fee Act (PDUFA) action date of August 29, 2022, for the NDA and October 29, 2022, for the BLA

•	EU Committee for Medicinal Products for Human Use (CHMP) opinion expected in late 2022

•	Continue to broaden expanded access plans in the U.K., Germany, France, Japan, and other countries

•	Ongoing supportive studies, including pediatric and extension studies

1 In order to illustrate underlying performance, Amicus discusses its results in terms of constant exchange rate (CER) growth. This represents growth calculated as if the exchange rates had remained unchanged from those used in the comparative period. Full-year 2022 Galafold revenue guidance utilizes the average actual exchange rates for 2021.

2 Based on projections of Amicus non-GAAP Net Income under current operating plans, which includes successful AT-GAA regulatory approvals and continued Galafold growth. We define non-GAAP Net Income as GAAP Net Income excluding the impact of share-based compensation expense, changes in fair value of contingent consideration, loss on impairment of assets, depreciation and amortization, acquisition related income (expense), loss on extinguishment of debt, loss on impairment of assets, restructuring charges and income taxes.

3 Full reconciliation of GAAP results to the Company’s non-GAAP adjusted measures for all reporting periods appear in the tables to this press release.

4 A reconciliation of the differences between the non-GAAP expectation and the corresponding GAAP measure is not available without unreasonable effort due to high variability, complexity, and low visibility as to the items that would be excluded from the GAAP measure.

Conference Call and Webcast

Amicus Therapeutics will host a conference call and audio webcast today, August 4, 2022, at 8:30 a.m. ET to discuss the second quarter 2022 financial results and corporate updates. Interested participants and investors may access the conference call by dialing 1-833-634-2601 (U.S. Toll Free) or 1-412-902-4113 (International).

A live audio webcast and related presentation materials can also be accessed via the Investors section of the Amicus Therapeutics corporate website at ir.amicusrx.com. Web participants are encouraged to register on the website 15 minutes prior to the start of the call. A replay of the call will be available for seven days beginning two hours after the conclusion of the event. Access numbers for this replay are 1-877-344-7529 (U.S. Toll Free), 1-855-669-9658 (Canada Toll Free), and 1-412-317-0088 (International); Access Code: 3033146.

About Galafold

Galafold® (migalastat) 123 mg capsules is an oral pharmacological chaperone of alpha-Galactosidase A (alpha-Gal A) for the treatment of Fabry disease in adults who have amenable galactosidase alpha gene (GLA) variants. In these patients, Galafold works by stabilizing the body’s own dysfunctional enzyme so that it can clear the accumulation of disease substrate. Globally, Amicus Therapeutics estimates that approximately 35 to 50 percent of Fabry patients may have amenable GLA variants, though amenability rates within this range vary by geography. Galafold is approved in more than 40 countries around the world, including the U.S., EU, U.K., and Japan.

U.S. INDICATIONS AND USAGE

Galafold is indicated for the treatment of adults with a confirmed diagnosis of Fabry disease and an amenable galactosidase alpha gene (GLA) variant based on in vitro assay data.

This indication is approved under accelerated approval based on reduction in kidney interstitial capillary cell globotriaosylceramide (KIC GL-3) substrate. Continued approval for this indication may be contingent upon verification and description of clinical benefit in confirmatory trials.

U.S. IMPORTANT SAFETY INFORMATION

ADVERSE REACTIONS

The most common adverse reactions reported with Galafold (≥10%) were headache, nasopharyngitis, urinary tract infection, nausea and pyrexia.

USE IN SPECIFIC POPULATIONS

There is insufficient clinical data on Galafold use in pregnant women to inform a drug-associated risk for major birth defects and miscarriage. Advise women of the potential risk to a fetus.

It is not known if Galafold is present in human milk. Therefore, the developmental and health benefits of breastfeeding should be considered along with the mother’s clinical need for Galafold and any potential adverse effects on the breastfed child from Galafold or from the underlying maternal condition.

Galafold is not recommended for use in patients with severe renal impairment or end-stage renal disease requiring dialysis.

The safety and effectiveness of Galafold have not been established in pediatric patients.

To report Suspected Adverse Reactions, contact Amicus Therapeutics at 1-877-4AMICUS or FDA at 1-800-FDA-1088 or www.fda.gov/medwatch.

For additional information about Galafold, including the full U.S. Prescribing Information, please visit https://www.amicusrx.com/pi/Galafold.pdf.

EU Important Safety Information

Treatment with Galafold should be initiated and supervised by specialists experienced in the diagnosis and treatment of Fabry disease. Galafold is not recommended for use in patients with a nonamenable mutation.

•	Galafold is not intended for concomitant use with enzyme replacement therapy.

•	Galafold is not recommended for use in patients with Fabry disease who have severe renal impairment (<30 mL/min/1.73 m2). The safety and efficacy of Galafold in children less than 12 years of age have not yet been established. No data are available.

•	No dosage adjustments are required in patients with hepatic impairment or in the elderly population.

•	There is very limited experience with the use of this medicine in pregnant women. If you are pregnant, think you may be pregnant, or are planning to have a baby, do not take this medicine until you have checked with your doctor, pharmacist, or nurse.

•	While taking Galafold, effective birth control should be used. It is not known whether Galafold is excreted in human milk.

•	Contraindications to Galafold include hypersensitivity to the active substance or to any of the excipients listed in the PRESCRIBING INFORMATION.

•	Galafold 123 mg capsules are not for children (≥12 years) weighing less than 45 kg.

•	It is advised to periodically monitor renal function, echocardiographic parameters and biochemical markers (every 6 months) in patients initiated on Galafold or switched to Galafold.

•	OVERDOSE: General medical care is recommended in the case of Galafold overdose.

•	The most common adverse reaction reported was headache, which was experienced by approximately 10% of patients who received Galafold. For a complete list of adverse reactions, please review the SUMMARY OF PRODUCT CHARACTERISTICS.

•	Call your doctor for medical advice about side effects.

For further important safety information for Galafold, including posology and method of administration, special warnings, drug interactions and adverse drug reactions, please see the European SmPC for Galafold available from the EMA website at www.ema.europa.eu.

About Amicus Therapeutics

Amicus Therapeutics (Nasdaq: FOLD) is a global, patient-dedicated biotechnology company focused on discovering, developing and delivering novel high-quality medicines for people living with rare metabolic diseases. With extraordinary patient focus, Amicus Therapeutics is committed to advancing and expanding a robust pipeline of cutting-edge, first- or best-in-class medicines for rare metabolic diseases. For more information please visit the company’s website at www.amicusrx.com, and follow on Twitter and LinkedIn.

Non-GAAP Financial Measures

In addition to financial information prepared in accordance with U.S. GAAP, this press release also contains adjusted financial measures that we believe provide investors and management with supplemental information relating to operating performance and trends that facilitate comparisons between periods and with respect to projected information. These adjusted financial measures are non-GAAP measures and should be considered in addition to, but not as a substitute for, the information prepared in accordance with U.S. GAAP. We typically exclude certain GAAP items that management does not believe affect our basic operations and that do not meet the GAAP definition of unusual or non-recurring items. Other companies may define these measures in different ways. Full reconciliations of GAAP results to the comparable non-GAAP measures for the reported periods appear in the financial tables section of this press release. When we provide our expectation for non-GAAP operating expenses on a forward-looking basis, a reconciliation of the differences between the non-GAAP expectation and the corresponding GAAP measure generally is not available without unreasonable effort due to potentially high variability, complexity and low visibility as to the items that would be excluded from the GAAP measure in the relevant future period, such as unusual gains or losses. The variability of the excluded items may have a significant, and potentially unpredictable, impact on our future GAAP results.

Forward-Looking Statements

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 relating to preclinical and clinical development of our product candidates, the timing and reporting of results from preclinical studies and clinical trials, the prospects and timing of the potential regulatory approval of our product candidates, commercialization plans, manufacturing and supply plans, financing plans, and the projected revenues, expenses, cash position, and future profitability for the Company. The inclusion of forward-looking statements should not be regarded as a representation by us that any of our plans will be achieved. Any or all of the forward-looking statements in this press release may turn out to be wrong and can be affected by inaccurate assumptions we might make or by known or unknown risks and uncertainties. For example, with respect to statements regarding the goals, progress, timing, and outcomes of discussions with regulatory authorities, and in particular the potential goals, progress, timing, and results of preclinical studies and clinical trials, including as they are impacted by COVID-19 related disruption, are based on current information. The potential impact on operations from the COVID-19 pandemic is inherently unknown and cannot be predicted with confidence and may cause actual results and performance to differ materially from the statements in this release, including without limitation, because of the impact on general political and economic conditions, including as a result of efforts by governmental authorities to mitigate COVID-19, such as travel bans, shelter in place orders and third-party business closures and resource allocations, manufacturing and supply chain disruptions and limitations on patient access to commercial or clinical product. In addition to the impact of the COVID-19 pandemic, actual results may differ materially from those set forth in this release due to the risks and uncertainties inherent in our business, including, without limitation: the potential that results of clinical or preclinical studies indicate that the product candidates are unsafe or ineffective; the potential that it may be difficult to enroll patients in our clinical trials; the potential that regulatory authorities, including the FDA, EMA, and PMDA, may not grant or may delay approval for our product candidates; the potential that we may not be successful in commercializing Galafold in Europe, Japan, the US and other geographies or our other product candidates if and when approved; the potential that preclinical and clinical studies could be delayed because we identify serious side effects or other safety issues; the potential that we may not be able to manufacture or supply sufficient clinical or commercial products; and the potential that we will need additional funding to complete all of our studies, manufacturing and launch preparations. Further, the results of earlier preclinical studies and/or clinical trials may not be predictive of future results. With respect to statements regarding projections of the Company's revenue, expenses, cash position, and future profitability, actual results may differ based on market factors and the Company's ability to execute its operational and budget plans. In addition, all forward-looking statements are subject to other risks detailed in our Annual Report on Form 10-K for the year ended December 31, 2021 and Form 10-Q for the quarter ended June 30, 2022, to be filed today. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement, and we undertake no obligation to revise or update this news release to reflect events or circumstances after the date hereof.

CONTACTS:

Investors:

Amicus Therapeutics

Andrew Faughnan

Executive Director, Investor Relations

afaughnan@amicusrx.com

(609) 662-3809

Media:

Amicus Therapeutics

Diana Moore

Head of Global Corporate Communications

dmoore@amicusrx.com

(609) 662-5079

FOLD-G

TABLE 1

Amicus Therapeutics, Inc.

Consolidated Statements of Operations

(Unaudited)

(in thousands, except share and per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Net product sales	$80,731	$77,413	$159,446	$143,815
Cost of goods sold	8,197	8,380	15,779	14,919
Gross profit	72,534	69,033	143,667	128,896
Operating expenses:
Research and development	78,319	63,003	159,836	127,120
Selling, general, and administrative	53,379	42,276	111,495	89,002
Changes in fair value of contingent consideration payable	115	1,021	(1,073)	1,492
Loss on impairment of assets	—	—	6,616	—
Depreciation and amortization	1,334	1,567	2,745	3,171
Total operating expenses	133,147	107,867	279,619	220,785
Loss from operations	(60,613)	(38,834)	(135,952)	(91,889)
Other (expense) income:
Interest income	356	50	489	215
Interest expense	(8,257)	(8,150)	(16,404)	(16,142)
Other income	7,268	234	9,170	(2,966)
Loss before income tax	(61,246)	(46,700)	(142,697)	(110,782)
Income tax expense	(911)	(4,525)	(4,720)	(6,107)
Net loss attributable to common stockholders	$(62,157)	$(51,225)	$(147,417)	$(116,889)
Net loss attributable to common stockholders per common share — basic and diluted	$(0.21)	$(0.19)	$(0.51)	$(0.44)
Weighted-average common shares outstanding — basic and diluted	291,970,562	266,398,516	288,646,587	265,384,865

TABLE 2

Amicus Therapeutics, Inc.

Consolidated Balance Sheets

(Unaudited)

(in thousands, except share and per share amounts)

	June 30, 2022	December 31, 2021
Assets
Current assets:
Cash and cash equivalents	$235,639	$245,197
Investments in marketable securities	151,202	237,299
Accounts receivable	52,556	52,672
Inventories	20,879	26,818
Prepaid expenses and other current assets	37,367	34,848
Total current assets	497,643	596,834
Operating lease right-of-use assets, net	30,447	20,586
Property and equipment, less accumulated depreciation of $22,188 and $19,882 at June 30, 2022 and December 31, 2021, respectively	33,657	42,496
In-process research & development	23,000	23,000
Goodwill	197,797	197,797
Other non-current assets	18,045	24,427
Total Assets	$800,589	$905,140
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$23,113	$21,513
Accrued expenses and other current liabilities	114,703	98,153
Contingent consideration payable	19,266	18,900
Operating lease liabilities	7,543	7,409
Total current liabilities	164,625	145,975
Long-term debt	390,652	389,357
Operating lease liabilities	52,844	43,363
Deferred reimbursements	5,906	5,906
Deferred income taxes	4,930	4,930
Other non-current liabilities	8,207	8,240
Total liabilities	627,164	597,771
Commitments and contingencies
Stockholders’ equity:
Common stock, $0.01 par value, 500,000,000 shares authorized, 280,456,667 and 278,912,800 shares issued and outstanding at June 30, 2022 and December 31, 2021, respectively	2,811	2,808
Additional paid-in capital	2,631,110	2,595,419
Accumulated other comprehensive (loss) gain:
Foreign currency translation adjustment	(16,603)	5,251
Unrealized loss on available-for-sale securities	(637)	(270)
Warrants	83	83
Accumulated deficit	(2,443,339)	(2,295,922)
Total stockholders’ equity	173,425	307,369
Total Liabilities and Stockholders’ Equity	$800,589	$905,140

TABLE 3

Amicus Therapeutics, Inc.

Reconciliation of Non-GAAP Financial Measures

(in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Total operating expenses - as reported GAAP	$133,147	$107,867	$279,619	$220,785
Research and development:
Share-based compensation	4,379	3,152	13,744	9,457
Selling, general and administrative:
Share-based compensation	8,084	8,584	29,370	22,633
Loss on impairment of assets	—	—	6,616	—
Changes in fair value of contingent consideration payable	115	1,021	(1,073)	1,492
Depreciation and amortization	1,334	1,567	2,745	3,171
Total operating expense adjustments to reported GAAP	13,912	14,324	51,402	36,753
Total operating expenses - as adjusted	$119,235	$93,543	$228,417	$184,032